                                                                     Exhibit 4.8


                 [BANQUE NATIONALE DE PARIS (CANADA) LETTERHEAD]


MONTREAL, OCTOBER 28ST 1999

WATER PIK CANADA LTD.
35, Grand Marshall Drive
Scarborough, Ontario
M1B 5N9

hereafter referred to as the "Borrower"

Attention:        VICTOR C. STREUFERT

Subject: Revolving Line of Credit facility in the amount of CAD 11,000,000 and Bulge facility in the amount of CAD 1,000,000 and Forward exchange contract facility in the amount of CAD 2,000,000

Dear Sir:

Further to our recent discussions, and your acceptance of our conditional proposal sent to you on September 30th, 1999, we are pleased to offer you new credit facilitates totaling CAD 14,000,000, according to the terms and conditions set forth below and those stipulated in Appendix A, which is deemed to be an integral part of this document. This letter replaces and supersedes the one we sent you on October 21st, 1999, which is now null and void.

Should you accept this commitment letter and sign all the related documents to the Bank's satisfaction prior to the repayment of the facilities granted to you by the Bank under the commitment letter dated August 4th, 1999 (the "August 4th Credits"), we will assume that, as per our recent conversations, you wish the Bank to roll-over and transfer the outstanding amounts of the August 4th Credits to the credits offered to you below. Accordingly, and unless you advise us otherwise, we would waive our demand of payment made to you upon October 4th, 1999, but would nonetheless end the Bridge revolving credit and Forward exchange contracts facilities granted to you under the commitment letter dated August 4th, 1999, and roll-over and transfer all of the outstandings under these facilities respectively to the Revolving credit and Forward exchange contracts facilities offered to you below, the whole upon perfection by the Bank of the security mentioned in section 8 (which shall rank as listed hereto), which should be completed within 72 hours of the receipt by the Bank of said documents, and receipt from you of a roll-over notice to that effect.

This offer is based on the representations, information and documents that you provided.

1.       AMOUNT AND NATURE OF THE CREDIT:

         1.1. Revolving credit of CAD 11,000,000 or its US dollar equivalent;

         1.2. Bulge revolving credit of CAD 1,000,000 or its US dollar equivalent for the months of March, April and May of each year;

         1.3. Forward exchange contract facility for a maximum overall amount of CAD 2,000,000 not exceeding a risk equivalent of CAD 220,000 and for the terms of no longer than 12 months. The risk equivalent is determined by the Bank by evaluating the forward exchange contracts at their market value, taking particular note of the time remaining on each forward exchange contract.

2. PURPOSE OF THE CREDIT:

To finance the Borrower's import and export business and its current operations needs as well as hedge currency risk.

3. CREDIT MECHANISMS AND LIMIT:

         3.1. The Borrower may utilize the revolving and bulge credits by using one of the mechanisms indicated below or a combination thereof not exceeding the limit determined for each credit:

                  3.1.1.   overdraft advances;

                  3.1.2. letters of credit with merchandise consigned to the Bank for a global amount not exceeding CAD 500,000;

                  3.1.3. letters of credit with merchandise consigned to the Borrower for a global amount not exceeding CAD 500,000;

                  3.1.4. documentary acceptances with terms not exceeding 90 days for a global amount not exceeding CAD 500,000;

                  3.1.5. letters of guarantee for a global amount not exceeding CAD 500,000 and for terms not exceeding 12 months (except for the letters of guarantee already issued or to be issued in favor of Gaz Metropolitan and Hydro-Quebec that may have longer terms than 12 months);

                  3.1.6. discounting of documentary credits and drafts ("Receivables") having a term no longer than 180 days and for an aggregate amount no greater than CAD 500,000.

         3.2. The aggregate amount of letters of credit with merchandise consigned to the Bank, letters of credit with merchandise consigned to the Borrower, documentary acceptances and letters of guarantee cannot, at any time, exceed the amount of CAD 500,000.

         3.3. The aggregate amount of utilization by means of letters of credit with merchandise consigned to the Bank, calculated at 20%, and of the utilizations of the letters of credit with merchandise consigned to the Borrower, calculated at 100%, shall not exceed the sum of:

                  (i) 80% of the Borrower's domestic, American and foreign accounts receivable of less than 90 days deemed acceptable by the Bank, and

                  (ii) 75% of the forward dating for the months of October to May inclusively, payable on June 30th at the latest, based on the Borrower's accounts receivable deemed acceptable by the Bank.

         3.4. In addition, the aggregate amount of utilization of the revolving and bulge credits by means of overdraft advances, letters or guarantees and documentary acceptances, shall not exceed the sum of the following amounts:

                  (i) 80% of the Borrower's domestic, American and foreign accounts receivable of less than 90 days deemed acceptable to the Bank. Accounts receivable already used to margin utilizations defined in section 3.3, are furthermore excluded;

                  and

                  (ii) 75% of the forward dating for the months of October to May inclusively, payable on June 30th at the latest, based on the Borrower's accounts receivable deemed acceptable by the Bank but excluding the ones already used to margin utilizations defined in section 3.3;

                  and

                  (iii) 40% of the Borrower's inventory of raw materials or finished products evaluated at cost or market value, whichever is the lesser;

                  and

                  (iv) 70% of the Borrower's inventory of aluminum or resin evaluated at cost or market value, whichever is the lesser, for a maximum global amount of CAD 1,000,000;

                  and

                  (v) 30% of the Borrower's inventory of non-finished products evaluated at cost or market value, whichever is the lesser, for a maximum global amount of CAD 300,000.

                  The sum of (iii) to (v) shall not exceed, at any time, a maximum global amount of CAD 1,500,000 (MAXIMUM inventory financing), amount which may be increased, at the Bank's option, up to a maximum global amount of CAD 3,500,000, upon the Borrower's demand and its remittance to the Bank of the necessary documentation, including a new cash flow projection justifying such need;

                  less

                  (vi) the liabilities to be deducted as entered on the Bank's "Monthly Declaration of Borrowing Limit" (see Appendix B);

                  The above limits are also known as "financing ratios."

4.       PARTICULAR TERMS:

         4.1. Forward exchange contracts are contracted at a rate and under conditions to be mutually agreed between the Bank and the Borrower;

         4.2. The maximum term of each letter of credit and each letter of guarantee shall be 12 months or otherwise agreed to by the bank;

         4.3. Only documentary credits issued or confirmed by a financial institution acceptable to the Bank, or drafts drawn on an acceptable drawee or guaranteed by a financial institution acceptable to the Bank may be discounted by the Bank; the relevant documents will have, on a best effort basis, to be negotiated with the Bank;

         4.4. The Bank may discount 100% of the value of each Receivable, and each discount will be made with recourse against the Borrower.

5. INTEREST RATES AND FEES:

         5.1. Overdraft advances shall bear interest at the Bank's prevailing annual Canadian or U.S. prime rate, plus 0.50%. The interest shall be paid monthly, on the first day of the month;

         5.2. The discount is based on a discount rate equivalent to the Bank's prevailing annual Canadian or U.S. prime rate, plus 0.50%. The Borrower must also pay all other reasonable fees and expenses related to the discount.

         5.3. A fee of 1.5% per annum shall be charged on all letters of guarantees, payable quarterly in advance; in addition, fixed issuance fees of CAD 50 shall be paid upon issuance;

         5.4. In the event that the Bank tolerates the utilization of credit exceeding the maximum approved amount, an overdrawing fee of 0.5% (with a minimum of CAD 250) shall be paid, calculated on the highest amount overdrawn during the month in question. This fee shall be charged to the account on the last day of the month;

         5.5. In the event that the Bank observes that the agreed financing ratios are not maintained, the Borrower shall pay an overdrawing fee of 0.5% (with a minimum of CAD 250) on the coverage deficit resulting from the financing ratios as determined on the last day of the month. This fee shall be charged to the account during the succeeding month;

         5.6. Any credit balance in the Borrower's Canadian account shall bear interest at the Bank's annual prime rate, less 4%;

         5.7. Any credit balance in the Borrower's US account shall bear interest at the Bank's annual prime rate, less 4.5%.

         5.8. A study fee of CAD 25,000 is payable to the Bank by the Borrower of which CAD 10,000 has been already pain upon acceptance of the conditional proposal dated September 30th, 1999. The balance is payable upon acceptance of this letter.

6.       CONDITIONS TO UTILIZATION:

         6.1. The conditions set forth below shall be met before any utilization of credit is approved. The conditions shall be met within 30 days of the date of acceptance of this offer, failing which the Bank may, at its discretion, charge the Borrower fees determined by the Bank or terminate this offer, thereby making it automatically null and void:

                  6.1.1. Receipt by the Bank from the Borrower of the legal documents required to put this offer into effect (articles of incorporation, borrowing by-law and banking resolution) and the Borrower's execution of any agreement required by the Bank to give effect to these presents according to the standard forms used by the Bank;

                  6.1.2.   Receipt of security required by these presents;

         6.2. Before each discount transaction, the following conditions must be satisfied:

                  6.2.1. An Application for the Discounting of a Receivable, incorporating the assignment of its proceeds, accompanying by all related documentation, must be duly completed, signed by the Borrower and submitted to the Bank;

                  6.2.2. Submission to the Bank of any document related to the transaction that the Bank may reasonably request and performance by the Borrower of any other necessary formalities.

7.       REIMBURSEMENT:

All sums owing under the credit facilities are repayable on demand. Any total reimbursement effected after 11:00 a.m. is deemed to have been made on the next working day. Moreover, the Bank may terminate the forward exchange facility upon reasonable notice to the Borrower.

8.       SECURITY:

As security for the fulfillment of the Borrower's obligations, the Borrower shall grant the following securities:

         8.1. Pledge in favour of the Bank of the documents referred to in the letters of credit and documentary acceptances;

         8.2. First ranking security under the Bank Act covering all the Borrower's inventory;

         8.3. First ranking moveable hypothec covering the universality of the Borrower's present and future inventory, accounts receivable and other debts, to be registered in the Province of Quebec:

         8.4. Security Agreement covering the universality of the Borrower's present and future inventory, accounts receivable and other debts and claims to be registered in the Province of Ontario;

         8.5. Certified copy of the Borrower's insurance against fire and all other risks covering all the Borrower's inventory and all of its other assets, for their full insurable value; the Bank must be named an additional Beneficiary with the Borrower of the policy covering the inventory;

         8.6. As security for the fulfillment of its obligations under letters of credit, the Borrower shall provide a certified copy of the Borrower's maritime insurance policy or reasonable equivalent; the Bank shall be named beneficiary of this policy.

9.       COVENANTS:

The Borrower must:

         9.1. submit to the Bank, within 20 days from the end of each month, the "Monthly Declaration of Borrowing Limit" duly filled out and signed, accompanied by a list of accounts receivable broken down chronologically by billing date and a list of accounts payable; and, on request from the Bank, but at least once a year, at the end of its fiscal year, submit a detailed list of its accounts receivable, including the names, addresses, telephone numbers and banking domiciliation of its clients, and including any other breakdown the Bank may demand;

                  In the event that the specified documents are not received by the due date, monthly charges in the amount of CAD 250 shall be paid by the Borrower for any delay during the month for each month in which there is non-compliance with the provisions herein;

         9.2. provide the Bank with its annual audited financial statements, and related financial covenants' certificate of compliance (see Appendix C hereto), as well as the audited financial statement of its parent Water Pik Technologies Inc. and affiliated companies within 120 days following the end of each of their respective fiscal year;

         9.3. provide the Bank with its quarterly unaudited financial statements, and related financial covenants' certificate of compliance (see Appendix C hereto), as well as the unaudited quarterly financial statements of its parent Water Pik Technologies Inc., within 45 days following the end of each quarter;

         9.4. provide the Bank with monthly financial statements within 30 days of the end of each month;

         9.5. provide the Bank, within 90 days of the beginning of each new fiscal year, with its annual monthly budgeted cash flow statements and operating budget;

         9.6. at all times maintain its inventory at: 240, boul. Industriel, Boucherville, Quebec; 110, Lauzon, Boucherville, Quebec; 35, Grand Marshall Drive, Scarborough, Ontario; and 4880 S. Service Road, West Oakville, Ontario; and immediately notify the Bank in writing of any new place of business and any change of location;

         9.7. provide additional security, satisfactory to the Bank, if the risk equivalent of the outstanding term financial instruments, evaluated at their market value, exceeds the agreed amount of risk equivalent by 10% or more;

         9.8. not pay dividends, not purchase or repurchase its shares, reduce its capital nor proceed to distributions to its shareholders or advance funds to related parties and companies, without the consent of the Bank, which consent shall not reasonably be withheld;

                  however nothing contained herein shall prohibit the payment of a reasonable management fee to Water Pik Technologies Inc.;

         9.9. maintain its current assets to current liability ratio, as calculated by the Bank, to a minimum of 1.30 to 1. The ratio calculation will exclude the amount of the promissory notes due by the Borrower in connection with the purchase of Les Agences Claude Marchand Inc.'s assets (the "Promissory Notes");

         9.10. maintain its effective equity, as calculated by the Bank, to a minimum of USD $5,000,000 during the first year of the credits (amount to be revised annually) and maintain an effective equity/total net assets ratio of a minimum of 35%. Effective equity is the shareholders' equity (capital and retained earnings) plus loans subordinated and postponed to the Bank and payable long-term deferred taxes, plus the Promissory Notes and the advances from Water Pik Technologies Inc. mentioned in section 9.11 below, less any intangible assets, leasehold improvements, and investments and other advances or other forms of debt or claim in, to or against affiliated companies, shareholders or members of the Borrower's personnel;

         9.11. assure that Water Pik Technologies Inc. makes the necessary advances to the Borrower for the repayment of each of the Promissory Notes, if required;

         9.12. postpone, unless the Bank advises the Borrower and Water Pik Technologies Inc. otherwise, any necessary repayment of the advances made to the Borrower by Water Pik Technologies Inc. pursuant to section 9.11 above in order to assure the Borrower meets the financial covenants mentioned herein at all times; Water Pik Technologies Inc. shall accept to subordinate and postpone the repayment of said advances accordingly by signing this letter as provided for below;

         9.13. take all reasonable actions necessary to assure that its computer based systems and programs are able to operate and effectively process data which includes dates on or after January 1, 2000; such computer systems and programs shall be designated to be used prior to, during and after the calendar year 2000 A.D. without material error relating to date sensitive data.

10.      PROFESSIONAL FEES:

         10.1. The Bank shall select the legal counsel to be mandated to prepare and set up the legal documentation, which shall be to the reasonable satisfaction of the Bank. The Borrower shall submit to said counsel all documentation and information required for this purpose. If the mandated counsel is also the Borrower's counsel, the Bank reserves the right to have its own legal counsel review the legal documentation.

         10.2. Reasonable legal fees (to generally exclude in-house council) and all other reasonable costs incurred by the Bank and the Borrower for implementing the credits (including the legal documentation review mentioned above) and obtaining the security shall be paid by the Borrower, regardless of whether or not the credits are used, as well as all reasonable expenses and fees (to generally exclude in-house council) for amendments and renewals thereof.

         10.3. In the event of default by the Borrower or a material adverse change in the Borrower's financial situation or business, the reasonable fees and expenses incurred by the

                  Bank in auditing the Borrower's financial situation and the assets encumbered in favour of the Bank, as the case may be, and in realizing the security shall be at the Borrower's cost.

If you are in agreement with this offer, kindly confirm your acceptance by signing and returning the enclosed copy on or before 5:00 P.M. on the 8th day of November, 1999, failing which this offer will become null, void and without effect.

Cette lettre d'offre est redigee en anglais a la demande expresse de l'emprunteur et la Banque, a cause de cette demande, exprime la meme volonte. This commitment letter is drawn up in English at the express request of the Borrower and, in view of such request, the Bank expresses the same intention.

Yours very truly,


BANQUE NATIONALE DE PARIS (CANADA)



/s/ Richard Kelso                                    /s/ Nathalie Bockler
-----------------                                    --------------------
Richard Kelso                                        Nathalie Bockler
Vice-President                                       Account Manager
Commercial Banking                                   Commercial and Export
Import/Export                                        Banking


ACCEPTED THIS 3rd DAY OF NOVEMBER 1999

WATER PIK CANADA LTD.


By:      /s/  Victor C. Streufert                    And:
   ------------------------------                        ----------------------
Name:          Victor C. Streufert                   Name:

ACKNOWLEDGED THIS 3rd  DAY OF NOVEMBER, 1999

WATER PIK TECHNOLOGIES, INC.

The undersigned, duly authorised representative of Water Pik Technologies Inc., acknowledges having read this commitment letter and in particular its sections
9.11 and 9.12, and undertakes that Water Pik Technologies Inc. will make the necessary advances to the Borrower as describe in section 9.11, and will subordinate and postpone the necessary repayments of said advances as described in section 9.12 unless the Bank advises Water Pik Technologies Inc. and the Borrower otherwise. Nothing herein shall be construed has granting any rights (in particular any "third party beneficiary rights") to the holder of the Promissory Notes.



By:      /s/  Victor C. Streufert
   -------------------------------
Name:    Victor C. Streufert

                 [BANQUE NATIONALE DE PARIS (CANADA) LETTERHEAD]

MONTREAL, THIS ___ DAY OF NOVEMBER, 1999

Water Pik Canada Ltd.
35, Grand Marshall Drive
Scarborough, Ontario
M1B 5N9

hereafter referred to as the "Borrower"

Attention:        VICTOR C. STREUFERT

Subject: Commitment letter dated October 28, 1999; Revolving Line of Credit facility in the amount of CAD 11,000,000 and Bulge facility in the amount of CAD, 1,000,000 and Forward exchange contract facility in the amount of CAD 2,000,000

Dear Sir:

Further to our recent discussions, and your acceptance of our letter mentioned above, we are pleased to inform you that we are prepared to amend our financing offer as per the terms and conditions set forth below, which do not change the credits nor create any novation. Note that the security documents, revised pursuant to our recent discussions, will shortly follow.

It is agreed that all other terms and conditions not amended herein shall remain in effect.

Section 2 is amended to read now as follows:

         2.       PURPOSE OF THE CREDIT:

                  To finance the Borrower's import and export business and its current operation needs as well as hedge currency risk. The above credits shall in no case be used to repay any sum due in connection with the purchase of Les Agences Claude Marchand Inc.'s assets and in particular the promissory notes due by the Borrower in relation with same.

A NEW SECTION 8.7 IS ADDED AS FOLLOWS:

         8.7 Should there be any conflict between the security documents above and this offer, the text of this offer shall prevail.

SECTION 9.11 IS AMENDED TO READ NOW AS FOLLOWS:

         9.11 assure that Water Pik Technologies Inc. makes the necessary advances, when available, to the Borrower for the repayment of each of the Promissory Notes. If required, the Borrower shall advise the Bank should the repayment be financed by another source;

SECTION 9.12 IS AMENDED TO READ NOW AS FOLLOWS:

         9.12 postpone, unless the Bank advises the Borrower and Water Pik Technologies Inc. otherwise, any necessary repayment of the advances made to the Borrower by Water Pik Technologies Inc. pursuant to section 9.11 above in order to assure the Borrower meets the financial covenants mentioned herein at all times; Water Pik Technologies Inc. shall accept to subordinate and postpone the repayment of said advances accordingly by signing this letter as provided for below; the Borrower shall furthermore postpone in a similar way the repayment of any advances made to the Borrower by another source pursuant to section 9.11 above;

This amendment is based on the representations, information and documents that you previously sent us.

If this amendment meets with your approval, please sign the attached copy and return it to us no later than 5 p.m. on November 24, 1999, failing which we reserve the right to consider this amendment null and void.

Sincerely,

/s/  Phillippe Bourand                             /s/ Nathalie Bockler
----------------------                             -----------------------

Phillippe Bourand                                  Nathalie Bockler
Senior Vice-President                              Account Manager
Corporate and Structured Finance                   Commercial and Export Banking

ACCEPTED THIS 19th DAY OF NOVEMBER 1999

Water Pik Canada Ltd.


By:      /s/  Victor C. Streufert                 And:
   ------------------------------                    ------------------------
Name:          Victor C. Streufert                Name:

ACKNOWLEDGED THIS 19th DAY OF NOVEMBER, 1999

WATER PIK TECHNOLOGIES, INC.

The undersigned, duly authorised representative of Water Pik Technologies Inc., Acknowledges having read this amendment, and the commitment letter it amends, and in particular its sections 9.11 and 9.12, and undertakes that Water Pik Technologies Inc. will make the necessary advances to the Borrower, when available, as describe in Section 9.11, and will subordinate and postpone the necessary repayments of said advances as described in section 9.12 unless the Bank advises Water Pik Technologies Inc. and the Borrower otherwise. Nothing herein shall be construed has granting any rights (in particular any "third party beneficiary rights") to the holder of the Promissory Notes.

By:      /s/  Victor C. Streufert
---------------------------------
Name:    Victor C. Streufert